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                                                                    EXHIBIT 11.1



                                  Exhibit 11.1
                                     ISOCOR
        STATEMENT OF COMPUTATION OF SHARES USED IN PER SHARE COMPUTATION
                                 (IN THOUSANDS)


                                              Three months ended     Six months ended
                                              -------------------   -------------------
                                              June 30,   June 30,   June 30,   June 30,
                                                1997       1996       1997       1996
                                              --------   --------   --------   --------
Computation of shares used in net income
(loss) per share:
  Weighted average common shares
    outstanding                                 9,378      9,222      9,361      6,180
  Common equivalent shares attributable to
    stock options (treasury stock method)
  Common equivalent shares attributable to
    redeemable preferred stock
                                                -----      -----      -----      -----
Shares used in per share calculation            9,378      9,222      9,361      6,180
                                                =====      =====      =====      =====